As Filed with the Securities and Exchange Commission on June 12, 2015      Registration No. 333-51316
_____________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________
POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________________
MONSANTO COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	43-1878297 (IRS Employer Identification No.)

800 North Lindbergh Boulevard,
St. Louis, Missouri 63167
(Address of Principal Executive Offices) (Zip Code)

MONSANTO COMPANY LONG-TERM INCENTIVE PLAN
(FORMERLY KNOWN AS THE MONSANTO 2000 MANAGEMENT INCENTIVE PLAN)
MONSANTO COMPANY NON-EMPLOYEE DIRECTOR
EQUITY INCENTIVE COMPENSATION PLAN
MONSANTO COMPANY BROAD-BASED STOCK OPTION PLAN
MONSANTO COMPANY EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)
David F. Snively, Esq.
Executive Vice President, Secretary and General Counsel
Monsanto Company
800 North Lindbergh Boulevard
St. Louis, Missouri 63167
(Name and address of agent for service)

(314) 694-1000
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE / REMOVAL OF SECURITIES FROM REGISTRATION
The offering of securities pursuant to the Monsanto Company Employee Stock Purchase Plan (the “Plan”), as registered on registration statement number 333-51316, as amended (the “Registration Statement”) has terminated. Pursuant to the undertakings contained in Part II of the Registration Statement, the Registrant is removing from registration, by means of a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”), 2,662,170 shares of Common Stock, par value $0.01 per share (“Common Stock”), registered under the Registration Statement (as adjusted by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration) which remained unsold at the termination of the Plan’s offering. This Post-Effective Amendment is being filed solely to deregister any remaining unsold shares of Common Stock issuable pursuant to the Registration Statement with respect to the Plan. The offerings of securities pursuant to the Monsanto Company Non-Employee Director Equity Incentive Compensation Plan, the Monsanto Company Long-Term Incentive Plan (formerly known as the Monsanto 2000 Management Incentive Plan) and the Monsanto Company Broad-Based Stock Option Plan are still ongoing and, to the extent shares of Common Stock covered by the Registration Statement are issuable with respect to these other plans, the registration of the offer and sale of such shares is not affected by this Post-Effective Amendment.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Creve Coeur, state of Missouri, on this 12th day of June, 2015.

MONSANTO COMPANY
(Registrant)

By:	/s/ David F. Snively

Name:	David F. Snively

Title:	Executive Vice President,
Secretary and General Counsel

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